EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is dated as of December 13th, 2006 (the “Effective Date”), by and between netGuru, Inc., a Delaware corporation (“NGRU”) (the “Company”), and Koushik Dutta, an individual (the “Employee”).

RECITALS

WHEREAS, BPO Management Services, Inc., a Delaware corporation (“BPOMS”), and the Company intend to effect a merger, as a result of which BPOMS will become a wholly-owned subsidiary of the Company (the “Merger Agreement”);

WHEREAS, Employee has been employed by the Company on a full time continuous basis as Chief Technology Officer of the Web4 division since April 2000 and Chief Operating Officer since November 2005;

WHEREAS, the Company will secure the ongoing services of the Employee upon the closing (“Closing”) of such Merger Agreement pursuant to the terms and conditions set forth herein, and therefore the Employee and the Company intend hereby to enter into an employment agreement as set forth herein;

WHEREAS, this Agreement is conditioned upon the Closing and shall be void and of no effect if for any reason, including, without limitation, a default or breach by the Company or BPOMS, the Merger Agreement is terminated.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.     Employment. From and after the Effective Date, the Company hereby agrees to employ the Employee as Chief Technology Officer of the Company, and the Employee hereby accepts such employment, on the terms and conditions set forth below.

2.     Term. The term of this Agreement shall begin on the Effective Date and shall end two (2) years from the Effective Date or upon termination of the Employee’s employment by the Company or by the Employee in accordance with the terms of this Agreement. The two year employment term herein shall be referred to as the “Employment Period”. Thereafter, the Company may elect, in its sole discretion to either: (i) o enter into a new employment agreement upon terms and conditions as then mutually agreed by the Company and the Employee; or (ii) continue Employee’s employment on an “at will” basis only and in such case the Company may terminate the Employee’s employment at any time with or without cause and with or without notice.

3.      Position and Duties.

(a)
During the Employment Period, the Employee shall serve as Chief Technology Officer of the Company with such duties, authority and responsibilities that are customary for such position and such other related duties as requested by the Chief Executive Officer or the President of the Company from time to time. The Employee shall report directly to the Chief Executive Officer of the Company. Unless otherwise authorized by the Chief Executive Officer, the President or the Board of Directors of the Company (“Board”), the Employee shall devote substantially all of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company. Notwithstanding the above, the Employee shall be permitted to (i) serve on civic or charitable boards or committees, or (ii) serve on boards of other companies provided such activities do not interfere with the Employee’s performance of his duties for the Company. The Employee shall be entitled to receive and retain all remuneration received by him from the items listed in clauses (i) and (ii) of this paragraph.

(b)
In order to induce the Company to enter into this Agreement, except for the employment agreement with the Company concerning employment with the Company which has been disclosed to BPOMS in writing by the Company or Employee prior to the execution of the Merger Agreement, and which employment agreement shall be terminated by the Company and Employee effective on the Closing, Employee represents and warrants to the Company that (i) Employee is not a party or subject to any employment agreement or arrangement with any other person, firm, company, corporation or other business entity; and (ii) Employee is subject to no restraint, limitation or restriction by virtue of any agreement or arrangement, or by virtue of any law or otherwise which would impair Employee’s right or ability to enter the employ of the Company or to perform fully his duties and obligations pursuant to this Agreement.

(c)
Effective upon the Closing, and as a material inducement for the Company to enter into this Agreement, Employee agrees to execute and deliver to the Company: (i) the Release Agreement in the form of Exhibit A attached hereto, which Release Agreement is intended to release the Company, BPOMS and other parties as provided for in such Release Agreement from all known and unknown claims, and as further provided for in such Release Agreement; and (ii) the Employee Proprietary Information And Inventions Agreement in the form of Exhibit B attached hereto.

4.     Place of Performance. During the Employment Period, the location of employment of the Employee shall be at the Company’s principal offices, which currently are located in Yorba Linda, Orange County, California.

5.     Compensation and Related Matters.

(a)
Base Salary. Commencing on the Effective Date and thereafter during the Employment Period, the Company shall pay the Employee a base salary at the rate of not less than $140,000.00 per year (“Base Salary”). The Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. Effective upon the occurrence of two consecutive fiscal quarters (i.e. with the first full fiscal quarter commencing after the Closing )of positive EBITDA by the Company, as determined by the Company, the Base Salary shall be increased, on a one time basis only, by an amount equal to 15% of the then current Base Salary (the “Base Salary Increase”). Notwithstanding any term in this Agreement to the contrary, however, Employee shall be entitled to receive no more than one Base Salary Increase. EBITDA for purposes of this paragraph means earnings of the Company before interest, taxes, and depreciation and amortization expenses as determined in accordance with GAAP by the Company. The Company may not reduce the Base Salary amount without the prior written consent of the Employee.

(b)
Annual Bonus. Commencing on January 1, 2007 and ending on the end of the Employment Period, the Employee shall be eligible to earn an annual cash bonus (the “Annual Bonus”) in such amount equal to 50% of the then current Base Salary as shall be determined by the Board based on the achievement of Company and individual performance goals for the Company as established by the Board for each applicable calendar year, with such Annual Bonus being prorated for any Partial Year (as defined below), and except that no Annual Bonus (or any pro-rated amount thereof for any Partial Year) shall be accrued, due or payable or deemed earned by Employee if, prior to the end of a calendar year, Employee voluntarily terminates his employment with the Company other than for Good Reason as defined below or if the Company terminates Employee’s employment for Cause as defined in this Agreement. The Board shall establish objective and subjective criteria to be used to determine the extent to which performance goals have been satisfied. The Annual Bonus shall be prorated for any applicable partial calendar year (each a “Partial Year”).

(c)
Business, Travel and Entertainment Expenses. The Company shall promptly reimburse the Employee for all business, travel and entertainment expenses incurred during the Employment Period with respect to the business or prospective business of the Company, subject to the Company’s expense reimbursement policies.

(d)
Vacation. During the Employment Period, the Employee shall be entitled to four (4) weeks of paid vacation per year. Vacation not taken during the applicable fiscal year (but not in excess of three weeks) shall be carried over to the next following fiscal year and no vacation shall accrue during the time period that Employee has accrued and unused vacation in excess of five (5) weeks.

(e)
Equity Awards. The Employee is hereby granted (the “Grant”) an “incentive stock option” (“Option”) as defined under Section 422 of the Internal Revenue Code of 1986, as amended, to purchase 75,000 shares of common stock of the Company at the exercise price per share equal to the fair market value per share of the Company’s common stock as of the Closing as determined by the Board and subject to the following: (i) vesting shall be conditioned upon being employed by the Company on a full time basis and shall be subject to the following schedule: 25% shall vest and become exercisable 6 months after the Closing; an additional 25% shall vest and become exercisable 12 months after the Closing; an additional 25% shall vest and become exercisable 18 months after the Closing; and 25% shall vest and become exercisable 24 months after the Closing and whereupon the Option shall have become vested and exercisable as to one hundred percent (100%) of the stock covered by the Option. (ii) full 100% accelerated vesting of the Option upon termination of Employee’s employment by the Company without Cause or by the Employee for Good Reason; (iii) except as otherwise provided for above in this paragraph 5(e), such other terms as provided for in the netGuru, Inc. 2003 Stock Option Plan (“Plan”); and (iv) Employee shall be required to execute at the Closing a stock option grant agreement in the form generally utilized by the Company for incentive stock options granted under the Plan and otherwise consistent with the terms herein.

(f)	Welfare, Pension and Incentive Benefit Plans. During the Employment Period, the Employee (and his eligible spouse and dependents) shall be entitled to participate in all welfare benefit plans and programs maintained by the Company from time to time for the benefit of its employees, including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment, travel accident and life insurance plans, programs and arrangements. In addition, during the Employment Period, the Employee shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit if its employees.

(g)	Automobile Allowance. The Company shall provide the Employee with an automobile allowance of not less than $600.00 per month in connection with the performance of his duties.

(h)
Additional Items. The Company shall provide the Employee with the following additional items in connection with the performance of his duties: laptop computer, internet connection at home (or wireless internet), phone cards for overseas business calls from outside office, Company credit card and mobile telephone.

 6.    Termination. The Employee’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a)	Death. The Employee’s employment hereunder shall terminate upon his death.

(b)
Disability. If, as a result of the Employee’s incapacity due to physical or mental illness as determined by a physician selected by the Employee, and reasonably acceptable to the Company (or selected by the Company if Employee fails to designate a reasonably acceptable physician after reasonable written notice by the Company), (i) the Employee shall have been substantially unable to perform his duties hereunder for four (4) consecutive months, or for an aggregate of 120 days during any period of twelve (12) consecutive months and (ii) within thirty (30) days after written Notice of Termination is given to the Employee after such four-month or 120-aggregate-day period, the Employee shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate the Employee’s employment hereunder for “Disability.”

(c)
Cause. The Company shall have the right to terminate the Employee’s employment for “Cause.” For purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s employment only upon the Employee’s:

(i)     willful gross misconduct or conviction of a felony after the Effective Date that, in either case, results in material and demonstrable damage to the business or reputation of the Company or which involves any crime or offense involving money or other property of the Company or BPOMS, or any of their respective subsidiaries or affiliates; or

(ii)    refusal to perform, or willful breach or neglect of the performance of any of his duties or obligations hereunder and continued failure to perform his duties hereunder within ten (10) business days after the Company delivers to him a written demand for performance that specifically identifies the actions to be performed; or

(iii)   material breach of Section 3(a) or 3(b) or 3(c) of this Agreement; or

(iv)  Employee’s performance of any act or his failure to act, for which, if Employee were prosecuted and convicted, a crime or offense involving money or property of the Company or BPOMS or any of their respective subsidiaries or affiliates, or which would constitute a felony in the jurisdiction involved, would have occurred; or

(v)   any attempt by Employee to improperly secure any personal profit in connection with the business of the Company or BPOMS or any of their respective subsidiaries or affiliates; or

(vi)   chronic alcoholism or drug addiction; or

(vii)  any breach by Employee of the terms of Section 9 of this Agreement.

Cause shall not exist unless and until the Company has delivered to the Employee written notice from the Board or the Chief Executive Officer of the Company specifying the particulars thereof in detail and unless and until the Company has given the Employee fifteen (15) days in which to cure the underlying breach, to the extent such breach is susceptible of cure.

(d)
Without Cause. The Company shall have the right to terminate the Employee’s employment hereunder without Cause by providing the Employee with a Notice of Termination. Termination without cause includes, without limitation, the Company or its successor and/or its assigns terminating the Employee solely as a result of a sale of the Company to a third party.

(e)	Good Reason. The Employee shall have the right to terminate his employment for “Good Reason.” For purposes of this Agreement, the Employee shall have “Good Reason” to terminate his employment upon:

(i)   a reduction in the Employee’s Base Salary; or

(ii)   the failure of Company to pay any compensation, or otherwise provide any material benefits, due to the Employee in accordance with the terms of this Agreement, and such failure is not cured within 20 days after written notice from Employee of the failure to make such payment or benefit; or

(iii)   a material diminution of Employee’s responsibilities, or the assignment to the Employee of duties materially inconsistent with the Employee’s position, duties, and status with the Company as set forth in Section 3(a), if done without the Employee’s prior written consent and provided such change is not rescinded by the Company within 20 days after written notice from Employee specifying the change; or

(iv)   the Company moves the Employee’s place of employment more than one hundred twenty-five (125) miles from the location specified in Section 4 hereof without the Employee’s prior written consent.

7.      Termination Procedure.

(a)
Notice of Termination. Any termination of the Employee’s employment by the Company or by the Employee during the Employment Period (other than pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under that provision.

(b)	Date of Termination. “Date of Termination” shall mean

(i)    if the Employee’s employment is terminated by his death, the date of his death,

(ii)   if the Employee’s employment is terminated pursuant to Section 6(b), thirty (30) days after the date on which the Notice of Termination was transmitted to the Employee (provided that the Employee does not return to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and

(iii)   if the Employee’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (which shall not exceed thirty (30) days thereafter), as set forth in such Notice of Termination.

8.      Compensation upon Termination or During Disability. In the event the Employee is disabled or his employment terminates during the Employment Period, the Company shall provide the Employee with the payments and benefits set forth below.

(a)
Termination by Company Without Cause or by the Employee for Good Reason. If the Employee’s employment is terminated by the Company without Cause (other than due to Disability or death) or the Employee elects to terminate his Employment for Good Reason:

(i)    the Company shall pay to the Employee, on or before the Date of Termination, a payment equal to the sum of (A) all accrued and unpaid Base Salary and accrued unpaid vacation pay through the Date of Termination, and (B)subject to execution by Employee of a release agreement in a form and with such terms that are acceptable to the Company in the Company’s sole discretion and which release agreement shall release the Company from all known and unknown claims, Base Salary for a six month period payable in semi-monthly installments or such other installments as would have been paid under this Agreement if this Agreement had not terminated; provided, further, that the Company shall have no obligation to pay Base Salary for the remainder of the Employment Period if the Employee’s employment is terminated by the Company without Cause because the Company or BPOMS has filed for protection under applicable bankruptcy law or has permanently ceased operations);

(ii)    the Company shall, consistent with past practice, reimburse the Employee pursuant to Section 5(c) for business expenses incurred but not paid prior to such termination of employment; and

(iii)   the Employee shall be entitled to any other rights, compensation and/or benefits as may be due to the Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company.

The payments and benefits provided for as subclause (A) of clause (i) above and in clause (ii) above are hereinafter referred to as the “Accrued Obligations.”

(b)
Termination by the Company for Cause or Termination by Employee Without Good Reason. If the Employee’s employment is terminated by the Company for Cause or by the Employee without Good Reason, then the Company shall provide the Employee with his Accrued Obligations and shall have no further obligation to the Employee hereunder except for the benefits provided under any plans or programs of the Company; and provided that the Annual Bonus shall not be due or payable or deemed earned or accrued if Employee is terminated for Cause or if Employee terminates this Agreement without Good Reason.

(c)
Disability. During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), the Employee shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b). In the event the Employee’s employment is terminated for Disability pursuant to Section 6(b), the Company shall pay the Accrued Obligations and prorated Annual Bonus through the Date of Termination and shall have no further obligations to the Employee hereunder except to the extent of disability benefits or other employee benefit plans otherwise available to Employee.

(d)
Death. If the Employee’s employment is terminated by his death, the Company shall pay the Accrued Obligations and prorated Annual Bonus through the Date of Termination and shall have no further obligations hereunder except for any benefits otherwise available to Employee or his family under insurance or other employee benefit plans.

(e)
Upon the Date of Termination other than due to termination for Cause or other than due to termination of employment by Employee without Good Reason, a pro-rated Annual Bonus shall be due and payable to Employee within forty-five (45) days after the end of the then current calendar year.

9.      Confidential Information.

(a)
Confidential Information. Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Employee shall cooperate with the Company in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform his duties hereunder or to the Employee’s legal and financial advisors, any trade secrets, confidential information, knowledge or data relating to the Company or BPOMS or their respective subsidiaries and affiliates or any businesses or investments of the Company or BPOMS or their respective subsidiaries and affiliates, obtained by the Employee during the Employee’s employment by the Company or his prior employment with the Companyor its affiliates that is not generally available public knowledge (other than by acts by the Employee in violation of this Agreement). For purposes of this Agreement, “confidential information” shall not include: information which is or becomes generally available to the public other than as a result of a disclosure by the Employee in violation of this Agreement or any other agreement.

(b)
Injunctive Relief. In the event of a breach or threatened breach of this Section 9, the Employee agrees that the Company or BPOMS or their respective subsidiaries and affiliates shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Employee acknowledges that damages would be inadequate and insufficient.

(c)
Notwithstanding the foregoing, to the extent of any conflict between the provisions of this Section 9 and the Employee Proprietary Information and Inventions Agreement dated as of the date hereof between the Company and the Employee, the terms of the latter agreement shall govern.

10.    Restrictive Covenants.

(a)	Non-Competition. During his employment with the Company (“Employment”), the Employee agrees not to:

(i)    Undertake any planning for any outside business activity that is competitive with the Company; or

(ii)   Directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any manner engage in any business directly competing with the Company and engaged in such business anywhere within any state, possession, territory or jurisdiction of the United States of America.

The ownership of any of the following securities by Employee shall be deemed not to violate this Section 10(a): if Employee owns beneficially or of record in the aggregate less than five percent (5%) of any security which is publicly traded on a national securities exchange or actively traded in a recognized over-the-counter market.

(b)
Non-Solicitation. During the period commencing on the date of this Agreement and continuing until the first (1st) anniversary of the date when the Employee's Employment is terminated for any reason, the Employee shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Employee’s own behalf or on behalf of any other person or entity) either (i) the employment of any employee of the Company or BPOMS or any of the Company's or BPOMS’ affiliates or subsidiaries, or (ii) the business of any customer of the Company or BPOMS, or any of the Company's or BPOMS’ affiliates or subsidiaries with whom the Employee had contact during his Employment or during Employee’s prior employment with the Company or its affiliates.

(c)
Non-Disclosure. The Employee shall have entered into an Employee Proprietary Information and Inventions Agreement with the Company effective as of the Closing and which is incorporated herein by reference.

(d)
Injunctive Relief. The Employee acknowledges and agrees that his failure to perform any of his covenants in this Section 10 would cause irreparable injury to the Company and cause damages to the Company that would be difficult or impossible to ascertain or quantify. Accordingly, without limiting any other remedies that may be available with respect to any breach of this Agreement, the Employee agrees that the Company may seek an injunction to restrain any breach of this Section 10.

(e)	Survival. The covenants in this Section 10 shall survive any termination or expiration of this Agreement and the termination of the Employee's Employment with the Company for any reason.

11.    Successors; Binding Agreement.

(a)
Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company has the right, but not the obligation, to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, and in such case the Company shall be released from all obligations under this Agreement. As used in this Agreement, “Company” shall include any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)
Employee’s Successors. No rights or obligations of the Employee under this Agreement may be assigned or transferred by the Employee other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Employee’s death, this Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Employee’s interests under this Agreement. If the Employee should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by the Employee, or otherwise to his legal representatives or estate.

12.   Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or two (20 business days after deposit with the United States Postal Service by certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:   Koushik Dutta, 28 Washington, Irvine, CA 92606

                 Jack Cornman

If to the Company:   19800 MacArthur Blvd, suite 820

                  Irvine, CA 92612

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.   Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Employee and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive the Employee’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

14.   Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.   Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.   Entire Agreement. This Agreement, the Release Agreement and the Employee Proprietary Information And Inventions Agreement hereof set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter hereto.

17.   Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

18.   Section Headings. The section headings in this Employment Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

19.   Attorneys’ Fees. Should any arbitration, proceeding, or other legal action be brought for the enforcement of this Agreement, the successful or prevailing party shall be entitled to recover its reasonable attorneys’, accounting, and other professional fees, and any other costs incurred in such arbitration, proceeding or other legal action, at trial, on appeal, or in collection thereof, in addition to any other relief to which it may be entitled.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first above written.

netGuru, Inc., a Delaware corporation
By:  /s/ Patrick A Dolan
Name: Patrick A. Dolan
Title: Chief Executive Officer

By: /s/ James Cortens
Name: James Cortens
Title: Secretary

Employee:

/s/ Koushik Dutta
Name: Koushik Dutta

EXHIBIT A

RELEASE AGREEMENT

Release Agreement (“Agreement”), dated ______________ and effective as of _____________, 2006 (the “Effective Time”) by and between netGuru, Inc., a Delaware corporation (the “Company” or “Employer”), and __________ (the “Employee”). The Effective Time shall be the time of the closing of the merger as described in the attached Employment Agreement.

1.	The Company and Employee agree that Employee has been employed by the Company on at will basis since about _________________.

2.
In connection with and as partial consideration for entering into the attached Employment Agreement in lieu of the employment relationship between the Employee and the Company terminating as of the Effective Time, the Employee has executed this Agreement.

3.
Both the Company and Employee agree that all prior written, verbal, and oral agreements, if any, with the Company with respect to the Company’s obligation, if any, to pay Employee any compensation, severance payments, bonuses, salary, benefits and/or options and any such agreements regarding future employment, including, without limitation, any promises in connection with the sale of the Employer or its assets or the merger of the Company are hereby cancelled, null, and void, and of no further force or effect.

4.
Employee acknowledges that Employee has received all payments and any and all other compensation due to Employee, of any kind, with respect to Employee’s employment with Employer for services performed through and including the Effective Time.

5.
Employee hereby releases the Company, BPO Management Services, Inc., a Delaware corporation, and each of their respective successors and assigns, and all of their respective related entities, including all subsidiaries and affiliates, and the present and former stockholders, directors, officers, employees, agents, and representatives or any of them from any and all claims and demands Employee may have arising from Employee’s employment relationship with the Company from the beginning of time through and including the Effective Time, other than any claims and demands arising out of this Agreement. This includes the release of any rights or claims Employee may have under or in connection with his employment with the Company; any promises to be granted any stock options or other equity or quasi-equity based securities; any promises to have any stock options or other equity or quasi-equity based securities vest in any manner other than as provided for in the Company’s stock option plans; any promises to be paid a severance amount or bonuses or in connection with the sale of or merger or reorganization of or with the Company or the Company’s assets or otherwise; the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion, or sex; the Americans With Disabilities Act, which prohibits discrimination in employment by reason of disability; the California Fair Employment and Housing Act, Cal. Gov’t. Code §§ 12900, et seq. (discrimination, including race, color, national origin, ancestry, disability, medical condition, marital status, sex, sexual or racial harassment and age); the California Labor Code §§ 200, et seq. (salary, commission, compensation, benefits and other matters); or any other federal, state, or local laws or regulations prohibiting employment discrimination or otherwise relating to Employee's employment. This Agreement also includes a release by Employee of any claims for defamation and intentional torts. This release covers both claims that Employee knows about and those Employee may not know about. Employee represents that as of the date of Employee’s execution of this Agreement, Employee has incurred no disability or injury in relation to or as a result of Employee’s employment and asserts no claim for any form of compensation for such disability, injury or job-related condition. Employee promises never to file a lawsuit asserting any claims (other than claims under the Age Discrimination in Employment Act) that have been released in this Section 5.

6.
The Employee has been fully advised by Employee’s attorney of the contents of Section 1542 of the Civil Code of the State of California, and that section and the benefits thereof, as well as benefits accruing under any comparable provisions of the law of any other jurisdiction, are hereby expressly waived by the Employee. Section 1542 reads as follows:

“Section 1542. (Certain Claims Not Affected By General Release) A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

_________
Initials

7.
Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered, or express mail, postage prepaid, return receipt requested. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission, one business day after being sent if sent by recognized overnight courier, or if mailed, then four days after the date of deposit in the United States mails addressed to the addresses as indicated in the attached Employment Agreement.

8.
Commencing immediately upon the date of this Agreement, Employee agrees to keep confidential and not to directly or indirectly divulge any of the terms, or existence of this Agreement, and not to disclose such information to anyone other than Employee’s attorneys and licensed tax and/or professional investment advisor, all of whom will be informed of and be bound by this confidentiality provision. Employee may disclose the terms of this Agreement when required by law provided that seven days’ advance written notice is given to the Company.

9.
This Agreement may be amended, superseded, canceled, renewed, or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of such party of any such right, power, or privilege, nor any single or partial exercise of any such right, power, or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

10.	This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws rules.

11.
The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns. This Agreement, and the Employee’s rights and obligations hereunder, may not be assigned by the Employee. The Company shall be permitted to assign this Agreement and its rights, together with its obligations, hereunder, provided the assignee agrees to accept such assignment and further provided that a permitted assignment shall not release the Company from its obligations under this Agreement except to the extent that such obligations are satisfied by the assignee.

12.
In the event that one or more of the provisions contained in this Agreement, or any part hereof, shall be determined to be invalid, illegal, or unenforceable in any respect under any applicable statute or rule of law, only such provision(s) shall be considered invalid, illegal, or unenforceable (and then only to the extent of such invalidity, illegality, or unenforceability), and the rest of the provisions shall remain in full force and effect. The Employee agrees that if any provision contained herein shall be adjudged to be invalid, illegal, or unenforceable for any reason, but would be adjudged to be valid, legal, and enforceable if part of the wording thereof were deleted and/or the time period thereof and/or the geographic area thereof were reduced, the said provision shall apply with such modification(s) as may be necessary to make it valid, legal, and enforceable.

13.
This Agreement and any other agreements incorporated herein by reference, such as the attached Employment Agreement and any other exhibits to such Employment Agreement, set forth the entire agreement and understanding of the parties relating to the subject matter hereof, and, subject to the provisions hereof, supersede all prior agreements, arrangements, and understandings, written or oral, relating to the subject matter hereof.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT AND RELEASE, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT OF EMPLOYEE'S OWN FREE WILL, WITHOUT DURESS OR COERCION, AFTER DUE CONSIDERATION OF ITS TERMS AND CONDITIONS. EMPLOYEE FURTHER ACKNOWLEDGES THAT EXCEPT AS STATED IN THIS AGREEMENT AND RELEASE, THE COMPANY OR ANY REPRESENTATIVE OF THE COMPANY HAS MADE NO REPRESENTATIONS OR PROMISES TO EMPLOYEE.

IN WITNESS WHEREOF, the parties have executed this Agreement the date first above written.

netGuru, Inc., a Delaware corporation

By: _________________________
Name:______________________
Title: _______________________

EMPLOYEE

______________________________
[name of employee]

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT